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                                                                    Exhibit 11.1



                     INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE



                                                Three Months Ended                           Twelve Months Ended
                                                   September 30,                                September 30,
Basic:                                      1999                  1998                    1999                 1998
                                     -----------------     -----------------       -----------------     ---------------
Weighted average number of
 common shares                               7,152,991             5,834,184               6,319,090           5,793,433

Net income                                  $1,356,145            $  312,968              $3,715,847          $1,909,026
Earnings per share                          $     0.19            $     0.05              $      .59          $      .33

Diluted:
Weighted average number of
 common shares                               7,681,158             6,330,166               6,772,601           6,232,933
Net income                                  $1,356,145            $  312,968              $3,715,847          $1,909,026
Earnings per share                          $     0.18            $     0.05              $      .55          $      .31